Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

Vista Outdoor Reports Second Quarter FY24 Financial Results
•Sale of Sporting Products For an Enterprise Value of $1.91 Billion is on Track and Creates Meaningful Value by Returning At Least $750 Million to Stockholders and Locking in Certainty of Value for Sporting Products

•Vista Outdoor Announces Revelyst, a World Leading House of Outdoor Brands. Revelyst Announces new GEAR Up Transformation Program, Which Will Drive Profitability Improvements and Organic Growth

•Q2 Total Sales of $676.8 Million; Outdoor Products Sales $327.3 Million; Sporting Products Sales $349.5 Million; Within Previously Provided Range

•Q2 Net Income and Adj. EBITDA of $44.4 Million and $116.1 Million, Respectively; Net Income and Adj. EBITDA Margins of 6.6% and 17.2%, Respectively

•Balance Sheet is Healthy With Outstanding Debt Decreasing Sequentially to $945 Million and a Net Debt Leverage Ratio of 1.8x; Expect Capital Allocation Through Stockholder Vote to be Focused on Debt Paydown

•Reiterate FY24 Guidance For Sales of $2.725 Billion to $2.825 Billion and Adj. EBITDA Margins in the Range of 15.50% to 16.25%

ANOKA, Minn., November 1, 2023 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today reported financial results for the second quarter of Fiscal Year 2024 (FY24), which ended on September 24, 2023.
“The Vista Outdoor story that’s now unfolding is the most compelling in company history for stockholders and consumers alike,” said Gary McArthur, interim CEO of Vista Outdoor. “Our recent definitive agreement to sell Sporting Products to Czechoslovak Group (CSG) for an enterprise value of $1.91 billion creates meaningful value by returning at least $750 million to stockholders and locking in certainty of value for Sporting Products, while setting up both Sporting Products and Revelyst, and the brands in their portfolios, for long-term success. This is the next step in the transformation of our company and our continued belief that the separation of the two segments will unlock significant stockholder value.”

“After my first 10 weeks here, I am energized and excited about Revelyst,” said Eric Nyman, CEO of Revelyst. “While our fully formed strategy for Revelyst will evolve and expand in the coming months, we are kicking off an initiative called GEAR Up, a transformation program that will simplify our business model, deliver increased efficiency in new run-rate profitability improvements, and drive organic growth through new innovation. Our GEAR Up transformation program is being actioned immediately and will enable us to reinvest in our highest potential brands to accelerate their growth and product development pipelines to support our consumers in their greatest outdoor pursuits. A highlight in this vein is an upcoming product launch from Foresight Sports — the Foresight Falcon. This new technology for our passionate golf consumers will help professionals and casual players alike improve their games. More exciting innovations for the holiday can be found on Revelyst.com where we will be launching The Revelyst Lyst, a seasonal campaign for our fans around the world to find their favorite products for the holiday season. I look forward to sharing more about the GEAR Up Transformation plan and how it will unlock Revelyst’s potential.”

“We are pleased with where we stand at the midpoint of this fiscal year and see positive trends on the horizon,” said Jason Vanderbrink, CEO of Sporting Products. “Our profitability remains strong and is in line with our expectations, showcasing our strong product mix. We are excited for our bright future with CSG — a private, strategic owner that is committed to growing the reach of our iconic American brands and expanding our legacy of U.S. manufacturing.”

Consolidated results for the three months ended September 24, 2023 versus the three months ended September 25, 2022:
•Sales decreased $105 million to $677 million, down 13 percent, in line with our recent earnings pre-release, driven by lower shipments across nearly all categories in the Sporting Products segment and lower volume as channel partners continue to be cautious with purchasing due to inventory levels and short-term consumer pressures in the Outdoor Products businesses. Organic sales were $646 million, a decline of 17 percent.
•Gross profit declined 21 percent to $209 million and gross profit margin decreased 270 basis points to 30.9 percent primarily due to decreased volume and price in the Sporting Products segment and decreased volume in the organic Outdoor Products businesses, partially offset by acquisitions.
•Operating expenses were $133 million, up 1 percent, primarily driven by increased selling, general, and administrative expenses from acquired businesses, partially offset by decreased selling costs in Sporting Products and decreased selling, general, and administrative expenses related to the organic businesses in Outdoor Products.
•Operating income decreased 42 percent to $76 million. Operating income margins decreased 560 basis points to 11.2 percent.
•Net income decreased 53 percent to $44 million. Net income margin decreased 539 basis points to 6.6 percent.
•Adjusted EBITDA decreased 28 percent to $116 million. Adjusted EBITDA margins decreased 370 basis points to 17.2 percent.
•Diluted Earnings per Share (EPS) was $0.76, down 53 percent, compared with $1.62. Adjusted EPS was $0.96, down 42 percent, compared with $1.67.
•Year to date cash provided by operating activities was $107,540, compared with $193,402. Year to date adjusted free cash flow was $115,735, compared with $201,489.
Segment results for the three months ended September 24, 2023 versus the three months ended September 25, 2022:
Sporting Products
•Sales declined 19 percent to $350 million, in line with our recent earnings pre-release, driven primarily by lower shipments across nearly all categories as channel inventory has normalized, lower pricing, and the previously announced termination of the Lake City contract at the beginning of the third fiscal quarter in the prior year.
•Gross profit decreased 28 percent to $115 million primarily caused by decreased volume and price.
•Operating income decreased 31 percent to $92 million primarily driven by lower gross profit, partially offset by decreased selling costs. Operating income margin decreased 446 basis points to 26.4 percent.
•Adjusted EBITDA decreased 29 percent to $99 million. Adjusted EBITDA margins decreased 409 basis points to 28.3 percent.
Outdoor Products
•Sales decreased 6 percent to $327 million, in line with our recent earnings pre-release, driven primarily by lower volume as channel partners continue to be cautious with purchasing due to inventory levels and as consumers are pressured by high interest rates and other short-term factors affecting their purchases of consumer durable goods. Organic sales were $296 million, down 15 percent.
•Gross profit decreased 12 percent to $94 million primarily caused by lower volume from organic businesses, partially offset by acquisitions.

•Operating income declined 57 percent to $13 million primarily driven by decreased gross profit, partially offset by reduced selling, general, and administrative costs related to organic businesses. Operating income margin decreased 459 basis points to 3.9 percent.
•Adjusted EBITDA decreased 33 percent to $30 million. Adjusted EBITDA margins decreased 370 basis points to 9.3 percent.

“In the second quarter of fiscal year 2024 we remained focused on the health of our balance sheet, as we continued to prioritize debt paydown as our primary use of capital,” said Andy Keegan, Vice President and Interim CFO of Vista Outdoor. "Our net debt decreased sequentially, and our net debt leverage ratio finished the quarter at 1.8x, within our target range of 1.0x to 2.0x. We expect to continue prioritizing debt paydown ahead of our stockholder vote for the sale of Sporting Products, as we are unable, under applicable securities laws, to repurchase shares while the stockholder vote for our Sporting Products business is pending.”

Revelyst GEAR Up Transformation Program
We are excited to launch our new GEAR Up transformation program, a nod to Revelyst’s future stock ticker, “GEAR,” that is being actioned immediately and will simplify the company’s business model, deliver increased efficiency and profitability from that simplified structure and reinvest in our highest potential brands to accelerate their growth and transformation.

Enabled by a simplified structure and powered by the recent engagement of a leading consulting partner, this new initiative will maximize efficiency through consolidation of Revelyst’s current real estate footprint as well as within the company’s back-office technology stack, supply chain and organizational structure.

We expect to drive growth through product innovation and streamline our operations by unlocking cost savings, starting in the fourth quarter of fiscal year 2024 with an estimated $100 million of realized annual cost savings by fiscal year 2027. This is in addition to the previously announced April 2023 $50 million cost restructuring program, of which $25 million in savings was specifically related to Revelyst, for a total of $125 million in expected run-rate cost savings.

In fiscal year 2025, we expect $25 to $30 million in realized cost savings, incremental to our previously announced April 2023 $50 million cost restructuring program, to give us confidence and momentum as we seek to double Revelyst Standalone Adjusted EBITDA in fiscal year 2025, as compared to fiscal year 2024.

Outlook for Fiscal Year 2024
Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net income margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net income and non-GAAP EBITDA. Accordingly, a reconciliation to net income is not available without unreasonable effort. Reconciliations of adjusted EPS guidance to EPS guidance and adjusted free cash flow guidance to cash provided by operating activities guidance are available on page seven of this press release.
The Company expects:
•Sales in the range of $2.725 billion to $2.825 billion
•Sporting Products sales expected to be approximately $1.450 billion to $1.500 billion
•Outdoor Products sales expected to be approximately $1.275 billion to $1.325 billion
•Adjusted EBITDA margin in the range of 15.50 percent to 16.25 percent
•Sporting Products EBITDA margin range of 26.50 percent to 27.50 percent
•Outdoor Products EBITDA margin range of 7.75 percent to 8.25 percent
•Earnings per share in the range of $3.37 to $3.77. Adjusted Earnings per share in the range of $3.65 to $4.05
•Cash from operating activities between $284 million to $336 million; adjusted free cash flow in the range of $265 million to $315 million
•Effective tax rate of approximately 19.5 percent
•Interest expense in the range of $55 million to $65 million
•Capital expenditures as a percent of sales of approximately 1.50 percent

“We are reaffirming our guidance for fiscal year 2024,” continued Andy Keegan. “At Outdoor Products, the teams are hard at work clearing high priced inventory and we expect this to lead to Adjusted Segment EBITDA margins in the mid-single digits in the third quarter of fiscal year 2024, with sequential improvement to high single digits in the fourth quarter reflecting the beginning of our cost savings taking hold. At Sporting Products, we believe that the current increased global unrest along with a strong hunting season in the third quarter and the start of the election season in the fourth quarter will result in a more favorable performance than the second quarter. This is within our recently communicated guidance for the full year.”
Please see the tables in the press release for a reconciliation of non-GAAP measures; organic sales, adjusted income from operations, adjusted taxes, adjusted net income, adjusted earnings per share, adjusted free cash flow, adjusted EBITDA, adjusted EBITDA margins, net debt, and net debt leverage ratio to the comparable GAAP measures.
Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its business operations, second quarter FY24 financial results, and provide an update on its business outlook on November 2, 2023, at 9 a.m. ET. The conference call will be accessible through a live webcast. Interested investors and other individuals can access the webcast and view and/or download the press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until November 30, 2023. The telephone number is (866) 813-9403, and the access code is 282930.
Non-GAAP Financial Measures
Non-GAAP financial measures such as adjusted EBITDA, adjusted EBITDA margin, organic sales, adjusted operating income, adjusted operating income margin, adjusted EPS, adjusted free cash flow, net debt and net debt leverage ratio as included in this press release are supplemental measures that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures should be considered in addition to, and not as substitutes for, GAAP measures. Please see the tables below for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.
Beginning with the second quarter of fiscal year 2024, we modified our presentation of non-GAAP results and no longer exclude from adjusted results expenses related to retention payments in connection with our acquisitions. These specified expenses that were previously excluded from adjusted results under the line items of transition costs, post-acquisition compensation and planned separation are included in “operating expenses” in our as reported results. The Company is making these changes to its presentation of non-GAAP financial measures following comments from, and discussions with, staff members of the U.S. Securities and Exchange Commission (the “SEC”). Prior period adjusted results have been revised for comparability. Adjusted EPS includes the negative impact of this change of approximately $0.04 per share for the periods ending September 24, 2023. Revised adjusted EPS includes the negative impact of this change of approximately $0.04 for the period ending September 25, 2022. The revised presentation of the reconciliation to previously reported adjusted EPS, and the revised reconciliation to adjusted results for the three months ended September 25, 2022, is reported below.

Reconciliation of previously reported adjusted EPS

(in thousands)	Three months ended September 25, 2022
(Unaudited, dollars and shares in millions except per share data)
Transition costs previously specified	$139
Planned separation costs previously specified	267
Post-acquisition compensation previously specified	2,130
Income tax impact	(322)
Decrease in as adjusted net income	$2,214

Decrease in adjusted EPS	$0.04
Adjusted EPS previously reported	1.71
Revised adjusted EPS	$1.67

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted other income/(expense), adjusted interest expense, adjusted taxes, adjusted net income and adjusted diluted earnings per share (EPS). Vista Outdoor defines these measures as gross profit, operating expenses, operating income, other income/(expense), interest expense, taxes, net income, and EPS, excluding, where applicable, the impact of costs incurred for transition costs, executive transition costs, planned separation costs, restructuring, contingent consideration and post-acquisition compensation. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, operating income, other income, interest expense, taxes, net income, and EPS excluding these items, as such adjusted measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses such adjusted measures internally to assess business performance, and Vista Outdoor’s definitions thereof may differ from those used by other companies.

Three months ended September 24, 2023
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Operating income	Other Expense	Interest Expense	Taxes	Net Income	EPS (1)
As reported	$208,870	$133,085	$75,785	$(1,174)	$(16,643)	$(13,546)	$44,422	$0.76
Transition costs	—	(3,554)	3,554	—	—	(854)	2,700
Executive transition costs	—	(433)	433	—	—	(218)	215
Planned separation costs	—	(7,375)	7,375	—	—	(1,770)	5,605
Restructuring	—	(3,936)	3,936	—	—	(945)	2,991
Post-acquisition compensation	—	(160)	160	—	—	—	160
As adjusted	$208,870	$117,627	$91,243	$(1,174)	$(16,643)	$(17,333)	$56,093	$0.96

(1) As reported net earnings per share and adjusted net earnings per share are both calculated based on 58,299 diluted weighted average shares of common stock.

Three months ended September 25, 2022
(in thousands except per share amounts)	Gross Profit	Operating Expenses	Operating income	Other Expense	Interest Expense	Taxes	Net Income	EPS (1)
As reported	$262,874	$131,707	$131,167	$741	$(13,934)	$(24,519)	$93,455	$1.62
Inventory step-up	3,036	—	3,036	—	—	(759)	2,277
Transaction costs	—	(5,779)	5,779	—	—	(951)	4,828
Contingent consideration	—	11,313	(11,313)	—	—	—	(11,313)
Transition costs	—	(261)	261	—	—	(65)	196
Post-acquisition compensation	—	(1,139)	1,139	—	—	(266)	873
Debt issuance	—	—	—	—	785	(196)	589
Planned separation costs	—	(7,420)	7,420	—	—	(1,855)	5,565
As adjusted	$265,910	$128,421	$137,489	$741	$(13,149)	$(28,611)	$96,470	$1.67

(1) As reported net earnings per share and adjusted net earnings per share are both calculated based on 57,814 diluted weighted average shares of common stock..

During the three months ended September 24, 2023, we incurred costs that we feel are not indicative of ongoing operations as follows:
•transition costs for prior acquisitions to integrate into the Company such as professional fees and travel costs;
•executive transition costs for executive search fees and related costs for the transition of our CEO and General Counsel executives;
•costs associated with the planned separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly traded companies, including restructuring, severance, advisory and legal fees;
•restructuring costs related to a $50 million cost reduction and earnings improvement program, announced during our fourth fiscal quarter of 2023, which includes severance and asset impairments related to product line reassessments, office closures, and headcount reductions across our brands and corporate teams, and;
•post-acquisition compensation expense related to the Stone Glacier acquisition.
As noted above, our reported tax expense of $(13,546) results in a tax rate of 23.4 percent and our adjusted tax expense of $(17,333) results in an adjusted tax rate of 23.6 percent.
During the three months ended September 25, 2022, we incurred costs that we believe are not indicative of ongoing operations as follows:
•inventory step-up costs associated with our acquisitions, which will be expensed over their inventory cycles;
•non-cash income for the change in the estimated fair value of the contingent consideration payable related to our QuietKat acquisition;
•transaction costs associated with possible and actual transactions, including advisory and legal fees;
•costs for prior acquisitions to integrate into the Company such as professional fees and travel;
•incurred post-acquisition compensation expense in connection with the Stone Glacier acquisition;
•costs associated with the planned separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly traded companies, including advisory and legal fees; and
•we refinanced our 2021 ABL Revolving Credit Facility, and wrote off unamortized debt issuance costs related to such Credit Facility.
As noted above, our reported tax expense of $(24,519) results in a tax rate of 20.8 percent and our adjusted tax expense of $(28,611) results in an adjusted tax rate of 22.9 percent.
Free Cash Flow
Free cash flow is defined as cash provided by operating activities less capital expenditures. Vista Outdoor management believes that free cash flow provides investors with an important indication of the cash generated by our business for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow to assess overall liquidity. Vista Outdoor’s definition of free cash flow may differ from those used by other companies.

Adjusted free cash flow is defined as free cash flow eliminating the cash impact of the following items that are adjusted in our presentation of adjusted net income: transaction costs, transition costs, planned separation costs, post-acquisition compensation, restructuring, and executive transition costs. Vista Outdoor management believes that adjusted free cash flow enhances investors’ understanding of the liquidity of our ongoing operations. Adjusted free cash flow is also used by Vista Outdoor to assess employees’ performance and determine their annual incentive payments. Vista Outdoor’s definition of adjusted free cash flow may differ from those used by other companies. During the fourth quarter of fiscal year 2023, we modified our definition of adjusted free cash flow to no longer adjust for applicable tax amounts. Beginning with the second quarter of fiscal year 2024, we modified our presentation of non-GAAP results and no longer exclude from adjusted free cash flow, cash payments related to retention payments in connection with our acquisitions and planned separation. All periods presented have been adjusted for this modification.

		Six months ended
(in thousands)	Three months ended September 24, 2023	September 24, 2023	September 25, 2022	Projected year ending March 31, 2024
Cash provided by operating activities	$33,839	$107,540	$193,402	$284,255–335,755
Capital expenditures	(5,809)	(13,425)	(12,957)	~(40,875-42,375)
Free cash flow	$28,030	$94,115	$180,445	$243,380-293,380
Transaction costs	—	—	8,995	—
Transition costs	4,926	6,665	506	6,665
Planned separation costs	4,405	7,034	11,543	7,034
Post acquisition compensation	83	166	—	166
Restructuring	2,040	4,281	—	4,281
Executive transition	691	3,474	—	3,474
Adjusted free cash flow	$40,175	$115,735	$201,489	$265,000–315,000

Current FY24 Full-Year Adjusted EPS Guidance Reconciliation
	Low	High
EPS guidance including transition costs, executive transition costs, planned separation costs, restructuring, and post-acquisition compensation	$3.37	$3.77
Transition costs	0.07	0.07
Executive transition costs	0.01	0.01
Planned separation costs	0.13	0.13
Restructuring	0.06	0.06
Post-acquisition compensation	0.01	0.01
Adjusted EPS guidance	$3.65	$4.05
Organic Sales Reconciliation
Organic sales is a non-GAAP measure of sales excluding the impacts of acquisitions from year-over-year comparisons. Sales are considered inorganic for the twelve months after acquisition. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation. Vista Outdoor’s definition of organic sales may differ from those used by other companies.

	Three months ended
(in thousands)	September 24, 2023	September 25, 2022
Sporting Products	$349,500	$432,489
Outdoor Products	327,308	349,189
Sales, net	$676,808	$781,678
Less Sporting Products acquisitions	—	—
Less Outdoor Products acquisitions	(31,263)	—
Sporting Products organic sales, net	$349,500	$432,489
Outdoor Products organic sales, net	296,045	349,189
Organic sales, net	$645,545	$781,678

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is defined as net income before other income/(expense), interest, taxes, and depreciation and amortization, excluding the non-recurring and non-cash items referenced above. We calculate “Adjusted EBITDA margins” as Adjusted EBITDA divided by net sales. Vista Outdoor management believes adjusted EBITDA and adjusted EBITDA margin provide investors with an important perspective on the Company’s core profitability and help investors analyze underlying trends in the Company’s business and evaluate its performance on an absolute basis and relative to its peers. Adjusted EBITDA and adjusted EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net income and GAAP net income margin. Vista Outdoor’s definitions may differ from those used by other companies.
Segment Adjusted EBITDA Reconciliation

	Three months ended September 24, 2023
(in thousands)	Sporting Products	Outdoor Products	Total
Segment operating income (1)	$92,348	$12,854	$105,202
Depreciation and amortization	6,458	17,474	23,932
Segment adjusted EBITDA	$98,806	$30,328	$129,134
Segment adjusted EBITDA margin	28.3%	9.3%

	Three months ended September 25, 2022
(in thousands)	Sporting Products	Outdoor Products	Total
Segment operating income (1)	$133,552	$29,730	$163,282
Depreciation and amortization	6,398	15,543	21,941
Segment adjusted EBITDA	$139,950	$45,273	$185,223
Segment adjusted EBITDA margin	32.4%	13.0%

(1) We do not calculate GAAP net income at the segment level, but have provided segment operating income as a relevant measurement of profitability. Segment operating income does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to our consolidated net income in the segment income to consolidated net income reconciliation table included in this press release.
Consolidated Adjusted EBITDA Reconciliation

	Three months ended
(in thousands)	September 24, 2023	September 25, 2022
Net Income	$44,422	$93,455
Other expense, net	1,174	(741)
Interest expense, net	16,643	13,934
Income tax provision	13,546	24,519
Depreciation and amortization	24,879	22,984
Inventory step-up	—	3,036
Transaction costs	—	5,779
Transition costs	3,554	261
Restructuring	3,936	—
Executive transition costs	433	—
Contingent consideration	—	(11,313)
Planned separation costs	7,375	7,420
Post-acquisition compensation	160	1,139
Adjusted EBITDA	$116,122	$160,473
Adjusted EBITDA Margin	17.2%	20.5%

Segment Income to Consolidated Net Income Reconciliation

	Three months ended
(in thousands)	September 24, 2023	September 25, 2022
Segment income	$105,202	$163,282
Corporate costs and expenses (1)	(29,417)	(32,115)
Operating income	$75,785	$131,167
Other expense, net	(1,174)	741
Interest expense, net	(16,643)	(13,934)
Income tax provision	(13,546)	(24,519)
Net Income	$44,422	$93,455

(1) Includes corporate overhead and certain non-recurring items as described in the schedules to this press release
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total debt less cash and cash equivalents. Net debt leverage ratio is defined as net debt as of the balance sheet date divided by adjusted EBITDA for the twelve months then ended. We believe that using net debt is useful to investors in determining our leverage ratio since we could choose to use cash and cash equivalents to retire debt. Vista Outdoor’s definitions may differ from those used by other companies.
Net Debt and Net Debt Leverage Ratio Reconciliation

(in thousands)	As of September 24, 2023
Total Debt Outstanding	$945,000
Less: Cash	(39,954)
Net Debt	$905,046

(in thousands)	Twelve months ended September 24, 2023
Net Income	$(126,666)
Other expense, net	332
Interest expense, net	71,934
Income tax provision	26,634
Depreciation and amortization	99,595
Transition costs	9,462
Executive transition costs	6,722
Post-acquisition compensation	(4,041)
Planned separation costs	25,003
Restructuring	17,881
Inventory step-up	6,492
Transaction costs	240
Intangibles impairment	374,355
Contingent consideration	(16,082)
Adjusted EBITDA	$491,861
Net debt leverage ratio	1.8

About Vista Outdoor Inc.
Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our reporting segments, Outdoor Products and Sporting Products, provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. For news and information, visit our website at www.VistaOutdoor.com.

No Offer or Solicitation

This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

These materials may be deemed to be solicitation material in respect of the transaction among Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (the “Transaction”). In connection with the Transaction, Revelyst, a subsidiary of Vista Outdoor, intends to file with the SEC a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the Transaction, which Form S-4 will include a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING VISTA OUTDOOR’S PROXY STATEMENT/PROSPECTUS (IF AND WHEN AVAILABLE), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors and stockholders will be able to obtain the proxy statement/prospectus and any other documents (once available) free of charge through the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Vista Outdoor will be available free of charge on Vista Outdoor’s website at www.vistaoutdoor.com.

Participants in Solicitation

Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Vista Outdoor’s stockholders in respect of the Transaction. Information about Vista Outdoor’s directors and executive officers is set forth in Vista Outdoor’s proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on June 12, 2023 and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the Transaction, which may, in some cases, be different than those of Vista Outdoor’s stockholders generally, will also be included in the proxy statement/prospectus relating to the Transaction, when it becomes available.

Forward-Looking Statements

Some of the statements made and information contained in this press release, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the Transaction, including (i) the failure to receive, on a timely basis or otherwise, the required approval of the Transaction by Vista Outdoor’s stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Transaction, including in circumstances which would require Vista Outdoor to pay a termination fee, (v) the effect of the announcement or pendency of the Transaction on Vista Outdoor’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally, (vi) risks related to the Transaction diverting management’s attention from Vista Outdoor’s ongoing business operations and (vii) that the Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on Vista Outdoor’s operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers. You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2023 and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended		Six months ended
(Amounts in thousands except per share data)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022
Sales, net	$676,808	$781,678	$1,370,141	$1,584,290
Cost of sales	467,938	518,804	934,514	1,027,946
Gross profit	208,870	262,874	435,627	556,344
Operating expenses:
Research and development	12,203	11,154	24,283	19,051
Selling, general, and administrative	120,882	120,553	243,373	233,701
Operating income	75,785	131,167	167,971	303,592
Other (expense) income, net	(1,174)	741	(1,715)	741
Interest expense, net	(16,643)	(13,934)	(32,861)	(20,244)
Income before income taxes	57,968	117,974	133,395	284,089
Income tax provision	(13,546)	(24,519)	(30,873)	(64,619)
Net income	$44,422	$93,455	$102,522	$219,470
Earnings per common share:
Basic	$0.77	$1.65	$1.78	$3.88
Diluted	$0.76	$1.62	$1.75	$3.78
Weighted-average number of common shares outstanding:
Basic	58,041	56,553	57,757	56,520
Diluted	58,299	57,814	58,426	58,098

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 24, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$39,954	$86,208
Net receivables	397,038	339,373
Net inventories	689,989	709,897
Income tax receivable	13,084	—
Other current assets	47,824	60,636
Total current assets	1,187,889	1,196,114
Net property, plant, and equipment	213,978	228,247
Operating lease assets	98,709	106,828
Goodwill	465,709	465,709
Net intangible assets	707,857	733,176
Deferred charges and other non-current assets, net	72,657	68,808
Total assets	$2,746,799	$2,798,882
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$150,000	$65,000
Accounts payable	128,951	136,556
Accrued compensation	51,726	60,719
Accrued income taxes	—	6,676
Federal excise, use, and other taxes	33,509	38,543
Other current liabilities	153,265	146,377
Total current liabilities	517,451	453,871
Long-term debt	787,538	984,658
Deferred income tax liabilities	42,771	40,749
Long-term operating lease liabilities	97,651	103,313
Accrued pension and postemployment benefits	24,323	25,114
Other long-term liabilities	51,321	59,384
Total liabilities	1,521,055	1,667,089

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 58,062,364 shares as of September 24, 2023 and 57,085,756 shares as of March 31, 2023	579	570
Additional paid-in capital	1,653,407	1,711,155
Accumulated deficit	(128,006)	(230,528)
Accumulated other comprehensive loss	(76,035)	(80,802)
Common stock in treasury, at cost — 5,902,075 shares held as of September 24, 2023 and 6,878,683 shares held as of March 31, 2023	(224,201)	(268,602)
Total stockholders' equity	1,225,744	1,131,793
Total liabilities and stockholders' equity	$2,746,799	$2,798,882

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 24, 2023	September 25, 2022
Operating Activities:
Net income	$102,522	$219,470
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	24,470	23,317
Amortization of intangible assets	25,336	18,983
Amortization of deferred financing costs	4,154	2,518
Impairment of long-lived assets	2,802	—
Change in fair value of contingent consideration	—	(11,425)
Deferred income taxes	514	(124)
Gain on foreign exchange	(240)	(741)
Loss on disposal of property, plant, and equipment	69	551
Share-based compensation	2,680	14,756
Changes in assets and liabilities:
Net receivables	(57,128)	(25,601)
Net inventories	13,541	(36,042)
Accounts payable	(5,104)	10,092
Accrued compensation	(8,859)	(26,233)
Accrued income taxes	(17,125)	4,313
Federal excise, use, and other taxes	(5,027)	(1,261)
Pension and other postretirement benefits	685	944
Other assets and liabilities	24,250	(115)
Cash provided by operating activities	107,540	193,402
Investing Activities:
Capital expenditures	(13,425)	(12,957)
Acquisition of businesses, net of cash received	—	(761,170)
Proceeds from the disposition of property, plant, and equipment	137	43
Cash used for investing activities	(13,288)	(774,084)
Financing Activities:
Proceeds from credit facility	102,000	465,000
Repayments of credit facility	(162,000)	(165,000)
Proceeds from issuance of long-term debt	—	350,000
Debt issuance costs	(60)	(15,905)
Payments on long-term debt	(55,000)	—
Payments made for contingent consideration	(8,585)	—
Proceeds from exercise of stock options	39	181
Payment of employee taxes related to vested stock awards	(16,200)	(8,889)
Cash (used) provided by financing activities	(139,806)	625,387
Effect of foreign exchange rate fluctuations on cash	(700)	(1,224)
Increase (decrease) in cash and cash equivalents	(46,254)	43,481
Cash and cash equivalents at beginning of period	86,208	22,584
Cash and cash equivalents at end of period	$39,954	$66,065